Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (Form S-1 No. 333-191004) of our report dated March 31, 2017, with respect to the consolidated financial statements of Citizens Independent Bancorp, Inc., which is included in this Annual Report on Form 10-K of Citizens Independent Bancorp, Inc. for the year ended December 31, 2016.

/s/ Suttle & Stalnaker, PLLC

Parkersburg, West Virginia

March 31, 2017